Exhibit 99.1
Contact: Adam Smith
Senior Vice President, Investor Relations
Telephone: (617) 375-7500
AMERICAN TOWER CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS
Fourth Quarter 2022		Full Year 2022
●	Total revenue increased 10.6% to $2,705 million	●	Total revenue increased 14.5% to $10,711 million
●	Property revenue increased 11.2% to $2,645 million	●	Property revenue increased 14.9% to $10,470 million
●	Net income decreased 262.4% to a net loss of $(717) million(1)(2)	●	Net income decreased 33.9% to $1,697 million(1)(2)
●	Adjusted EBITDA increased 12.6% to $1,707 million	●	Adjusted EBITDA increased 11.1% to $6,644 million
●	Consolidated AFFO increased 15.1% to $1,147 million	●	Consolidated AFFO increased 7.1% to $4,685 million
●	Net income attributable to AMT common stockholders decreased 250.8% to a net loss attributable to AMT common stockholders of $(684) million(1)(2)	●	Net income attributable to AMT common stockholders decreased 31.2% to $1,766 million(1)(2)
●	AFFO attributable to AMT common stockholders increased 14.1% to $1,093 million	●	AFFO attributable to AMT common stockholders increased 5.6% to $4,517 million
Boston, Massachusetts – February 23, 2023: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter and the full year ended December 31, 2022.
Tom Bartlett, American Tower’s Chief Executive Officer, stated, “We closed out 2022 with another quarter of strong performance, including double digit AFFO per Share and common stock dividend growth. Throughout the year, we saw compelling organic leasing trends, accelerated new site construction and achieved a record year of signed new business within our CoreSite business. We also prudently managed our investment grade balance sheet, successfully executed on the permanent financing plan for our CoreSite acquisition and maintained a disciplined approach to capital allocation.
In 2023, we expect to continue leveraging our global portfolio of communications infrastructure to benefit from ongoing carrier network investments, including record organic new business growth contributions in the U.S. and Canada. Longer-term, American Tower is positioned to serve as a key infrastructure provider and partner in an evolving 5G ecosystem, while delivering sustainable growth and attractive returns for our shareholders.”
CONSOLIDATED OPERATING RESULTS OVERVIEW
American Tower generated the following operating results for the quarter and the full year ended December 31, 2022 (all comparative information is presented against the quarter and the full year ended December 31, 2021).

($ in millions, except per share amounts.)	Q4 2022	Growth Rate(3)	FY 2022	Growth Rate(3)
Total revenue	$2,705	10.6%	$10,711	14.5%
Total property revenue	$2,645	11.2%	$10,470	14.9%
Total Tenant Billings Growth	$101	5.7%	$481	6.9%
Organic Tenant Billings Growth	$84	4.7%	$226	3.2%
Property Gross Margin	$1,863	11.4%	$7,314	12.1%
Property Gross Margin %	70.4%		69.9%
Net (loss) income(1)(2)	$(717)	(262.4)%	$1,697	(33.9)%
Net (loss) income attributable to AMT common stockholders(1)(2)	$(684)	(250.8)%	$1,766	(31.2)%
Net (loss) income attributable to AMT common stockholders per diluted share(1)(2)	$(1.47)	(248.5)%	$3.82	(32.5)%
Adjusted EBITDA	$1,707	12.6%	$6,644	11.1%
Adjusted EBITDA Margin %	63.1%		62.0%

Nareit Funds From Operations (FFO) attributable to AMT common stockholders(2)	$613	(44.5)%	$5,280	11.1%
Consolidated AFFO	$1,147	15.1%	$4,685	7.1%
Consolidated AFFO per Share	$2.46	12.8%	$10.12	4.9%
AFFO attributable to AMT common stockholders	$1,093	14.1%	$4,517	5.6%
AFFO attributable to AMT common stockholders per Share	$2.34	11.4%	$9.76	3.5%

Cash provided by operating activities(4)	$1,185	74.5%	$3,696	(23.3)%
Less: total cash capital expenditures(5)	$666	42.8%	$1,903	35.1%
Free Cash Flow(4)	$519	144.4%	$1,794	(47.4)%
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(1)Q4 2022 and FY 2022 growth rates negatively impacted by approximately $642 million and $656 million, respectively, of impairment charges, primarily in India, in the current period as compared to impairment charges of approximately $127 million and $174 million, respectively, in the prior-year periods.
(2)Q4 2022 and FY 2022 growth rates impacted by foreign currency (losses) gains of approximately $(662) million and $449 million, respectively, in the current period as compared to foreign currency gains of approximately $136 million and $558 million, respectively, in the prior-year periods.
(3)Q4 2022 and FY 2022 growth rates, excluding Total Tenant Billings Growth, Organic Tenant Billings Growth and total cash capital expenditures, negatively impacted by approximately $38 million and $87 million, respectively, in incremental revenue reserves and related payment shortfalls in the current period associated with Vodafone Idea Limited (“VIL”) in India. See notes 16 and 22 to the Company’s consolidated financial statements that will be included in its upcoming annual report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”) for further discussion on VIL.
(4)Growth rates positively impacted for Q4 2022 and negatively impacted for FY 2022 by a non-recurring advance payment received from a customer in Q3 2021 for payments due through Q4 2022. Cash from operations for Q4 2021 and FY 2022 were negatively impacted as a result of this advance payment.
(5)Q4 2022 and FY 2022 cash capital expenditures include $11.1 million and $43.4 million, respectively, of finance lease and perpetual land easement payments reported in cash flows from financing activities in the condensed consolidated statements of cash flows.
Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” below.

CAPITAL ALLOCATION OVERVIEW
Distributions – During the quarter and the full year ended December 31, 2022, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q4 2022(1)	FY 2022
Distributions per share	$1.56	$5.86
Aggregate amount (in millions)	$726	$2,715
Year-over-year per share growth	12.2%	12.5%
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(1)    The distribution declared on December 7, 2022, was paid in the first quarter of 2023 to stockholders of record as of the close of business on December 28, 2022.

Stock Repurchase Program – The Company repurchased a total of 0.1 million shares of its common stock for approximately $19 million in 2022, all in the fourth quarter. As of December 31, 2022, there was approximately $2.0 billion remaining under the Company’s existing stock repurchase programs.
Capital Expenditures – During the fourth quarter of 2022, total capital expenditures were approximately $666 million, of which $67 million was for non-discretionary capital improvements and corporate capital expenditures. For the full year 2022, total capital expenditures were approximately $1.9 billion, of which $186 million was for non-discretionary capital improvements and corporate capital expenditures. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.
Acquisitions – During the fourth quarter of 2022, the Company spent approximately $190 million to acquire 250 communications sites, primarily in Europe, and other communications infrastructure related assets. For the full year 2022, the Company spent approximately $549 million to acquire over 500 communications sites and other communications related infrastructure, globally, including U.S. data center related assets.
Other Events – In the third quarter of 2022, the Company’s largest customer in India, VIL, communicated that it would make partial payments of its contractual amounts owed to the Company and indicated that it would continue to make partial payments for the remainder of 2022. In late 2022, VIL had communicated its intent to resume payments in full under its contractual obligations beginning on January 1, 2023. However, in early 2023, VIL communicated that it would not be able to resume payments in full of its contractual obligations owed to the Company, and that it would instead continue to make partial payments.
The Company considered these recent developments and the uncertainty with respect to amounts owed under its tenant leases when conducting its annual impairment assessments for long-lived assets and goodwill in India and, as a result, the Company determined that certain fixed and intangible assets had been impaired during the year ended December 31, 2022. An impairment of $97.0 million was taken on the tower and network location intangible assets in India. The Company also impaired the tenant-related intangible assets for VIL, which resulted in an impairment of $411.6 million. For more information on impairments in India, please see the information that will be provided in the Company’s 2022 Form 10-K. For information on incremental VIL reserves and associated impacts to AFFO, see Full Year Outlook 2023 of this press release below.
In October 2022, and as subsequently amended in February 2023, a subsidiary of the Company, ATC Telecom Infrastructure Private Limited (“ATC TIPL”) and VIL notified the stock exchange of India that both parties have board approvals in relation to an issuance of convertible debentures pursuant to which, in exchange for VIL’s payment of certain amounts towards accounts receivables, ATC TIPL shall pay equivalent amounts towards subscription to convertible debentures issued by VIL. The convertible debentures are to be repaid by VIL with interest and ATC TIPL has the option to convert the debentures into equity of VIL. The issuance of the debentures is subject to certain conditions precedent, which may not be met.

LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended December 31, 2022, the Company’s Net Leverage Ratio was 5.4x net debt (total debt less cash and cash equivalents) to fourth quarter 2022 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio ($ in millions, totals may not add due to rounding.)	As of December 31, 2022
Total debt	$38,670
Less: Cash and cash equivalents	2,028
Net Debt	$36,642
Divided By: Fourth quarter annualized Adjusted EBITDA(1)	6,828
Net Leverage Ratio	5.4x
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(1)Q4 2022 Adjusted EBITDA multiplied by four.
Liquidity and Financing Activities – As of December 31, 2022, the Company had approximately $7.1 billion of total liquidity, consisting of approximately $2.0 billion in cash and cash equivalents plus the ability to borrow an aggregate of approximately $5.1 billion under its revolving credit facilities, net of any outstanding letters of credit.
During the full year ended December 31, 2022, in connection with the funding of the acquisition of CoreSite Realty Corporation (“CoreSite,” and the acquisition, the “CoreSite Acquisition”), the Company entered into agreements pursuant to which certain investment vehicles affiliated with Stonepeak Partners LP (such investment vehicles, collectively, “Stonepeak”) acquired a noncontrolling ownership interest in the Company’s U.S. data center business for total aggregate consideration of approximately $3.1 billion, through an investment in common equity and mandatorily convertible preferred equity.
As of December 31, 2022, the Company held a common equity interest of approximately 72% in its U.S. data center business, with Stonepeak holding approximately 28% of the outstanding common equity and 100% of the outstanding mandatorily convertible preferred equity. On a fully converted basis, which is expected to occur four years from the date of the initial closing in August 2022, and on the basis of the currently outstanding equity, the Company will hold a controlling ownership interest of approximately 64% in its U.S. data center business, with Stonepeak holding approximately 36%.

FULL YEAR 2023 OUTLOOK
The following full year 2023 estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of February 23, 2023. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking” statements included in this press release when considering this information.
The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for February 23, 2023 through December 31, 2023: (a) 255 Argentinean Pesos; (b) 1.44 Australian Dollars; (c) 105.00 Bangladeshi Taka; (d) 5.20 Brazilian Reais; (e) 1.34 Canadian Dollars; (f) 865 Chilean Pesos; (g) 4,860 Colombian Pesos; (h) 0.93 Euros; (i) 12.80 Ghanaian Cedis; (j) 81.90 Indian Rupees; (k) 124 Kenyan Shillings; (l) 19.70 Mexican Pesos; (m) 1.56 New Zealand Dollars; (n) 485 Nigerian Naira; (o) 7,410 Paraguayan Guarani; (p) 3.85 Peruvian Soles; (q) 55.10 Philippine Pesos; (r) 4.35 Polish Zloty; (s) 17.05 South African Rand; (t) 3,720 Ugandan Shillings; and (u) 610 West African CFA Francs.
The Company’s outlook reflects estimated negative impacts of foreign currency exchange rate fluctuations to property revenue, Adjusted EBITDA and AFFO attributable to AMT common stockholders of approximately $151 million, $64 million and $47 million, respectively, relative to the Company’s 2022 results. The impact of foreign currency exchange rate fluctuations on net income metrics is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
The Company’s 2023 outlook includes approximately $75 million of incremental reserves associated with VIL in India, with a corresponding negative impact to the financial measures below, including a $0.16 per share negative impact to AFFO attributable to AMT common stockholders per Share. Consolidated AFFO, AFFO attributable to AMT common stockholders and AFFO attributable to AMT common stockholders per Share growth rates are also negatively impacted by increases associated with financing costs, including the negative impact of approximately 8% on AFFO attributable to AMT common stockholders per Share growth, as a result of higher interest costs, together with the full year impact of various 2022 equity financing initiatives. The impacts of the incremental reserves and increases in financing costs on net income metrics are not provided, as the impacts on all components of the net income measure cannot be calculated without unreasonable effort.
Additional information pertaining to the impact of foreign currency and London Interbank Offered Rate (“LIBOR”) fluctuations on the Company’s outlook has been provided in the supplemental disclosure package available on the Company’s website.

2023 Outlook ($ in millions, except per share amounts.)	Full Year 2023			Midpoint Growth Rates vs. Prior Year
Total property revenue(1)	$10,685	to	$10,865	2.9%
Net income	1,900	to	2,010	15.2%
Net income attributable to AMT common stockholders	2,005	to	2,115	16.7%
Adjusted EBITDA	6,860	to	6,970	4.1%
Consolidated AFFO	4,675	to	4,785	1.0%
AFFO attributable to AMT common stockholders	4,430	to	4,540	(0.7)%
AFFO attributable to AMT common stockholders per Share	$9.49	to	$9.72	(1.6)%
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(1)Includes U.S. & Canada segment property revenue of $5,115 million to $5,175 million, international property revenue of $4,760 million to $4,860 million and Data Centers segment property revenue of $810 million to $830 million, reflecting midpoint growth rates of 2.8%, 2.4%, and 7.0%, respectively. The U.S. & Canada growth rate includes an estimated negative impact of approximately 2% associated with a decrease in non-cash straight-line revenue recognition. The international growth rate includes an estimated negative impact of over 3% from the translational effects of foreign currency exchange rate fluctuations. International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments. Data Centers property revenue reflects revenue from the Company’s data center facilities and related assets.

2023 Outlook for Total Property revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding.)	U.S. & Canada Property(2)	International Property(3)	Data Centers Property(4)	Total Property
International pass-through revenue	N/A	$1,535	N/A	$1,535
Straight-line revenue	368	30	18	416
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(1)For additional discussion regarding these components, please refer to “Revenue Components” below.
(2)U.S. & Canada property revenue includes revenue from all assets in the United States and Canada, other than data center facilities and related assets.
(3)International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments.
(4)Data Centers property revenue reflects revenue from the Company’s data center facilities and related assets.

2023 Outlook for Total Tenant Billings Growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding.)	U.S. & Canada Property	International Property(2)	Total Property
Organic Tenant Billings	~5%	>5%	~5%
New Site Tenant Billings	~0%	~2%	~1%
Total Tenant Billings Growth	~5%	>7%	~6%
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(1)For additional discussion regarding the component growth rates, please refer to “Revenue Components” below. Tenant Billings Growth is not applicable to the Data Centers segment. For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(2)International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments.

Outlook for Capital Expenditures: ($ in millions, totals may not add due to rounding.)
	Full Year 2023
Discretionary capital projects(1)	$785	to	$815
Ground lease purchases	85	to	105
Start-up capital projects	120	to	140
Redevelopment	485	to	515
Capital improvement	165	to	175
Corporate	10	—	10
Total	$1,650	to	$1,760
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(1)Includes the construction of 3,450 to 4,550 communications sites globally.

Reconciliation of Outlook for Adjusted EBITDA to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2023
Net income	$1,900	to	$2,010
Interest expense	1,395	to	1,375
Depreciation, amortization and accretion	3,065	to	3,085
Income tax provision	260	to	270
Stock-based compensation expense	167	—	167
Other, including other operating expenses, interest income, gain (loss) on retirement of long-term obligations and other income (expense)	73	to	63
Adjusted EBITDA	$6,860	to	$6,970

Reconciliation of Outlook for Consolidated AFFO and AFFO attributable to AMT common stockholders to Net income: ($ in millions, except share and per share data, totals may not add due to rounding.)
	Full Year 2023
Net income	$1,900	to	$2,010
Straight-line revenue	(416)	—	(416)
Straight-line expense	38	—	38
Depreciation, amortization and accretion	3,065	to	3,085
Stock-based compensation expense	167	—	167
Deferred portion of income tax and other income tax adjustments	(56)	—	(56)
Other, including other operating expense, amortization of deferred financing costs, debt discounts and premiums, gain (loss) on retirement of long-term obligations, other income (expense), long-term deferred interest charges and distributions to minority interests	152	to	142
Capital improvement capital expenditures	(165)	to	(175)
Corporate capital expenditures	(10)	—	(10)
Consolidated AFFO	$4,675	to	$4,785
Minority interest	$(245)	—	$(245)
AFFO attributable to AMT common stockholders	$4,430	to	$4,540
Divided by weighted average diluted shares outstanding (in thousands)	467,000	—	467,000
AFFO attributable to AMT common stockholders per Share	$9.49	to	$9.72

Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter and the full year ended December 31, 2022 and its outlook for 2023. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:
U.S./Canada dial-in: (877) 692-8955
International dial-in: (234) 720-6979
Passcode: 6358007
When available, a replay of the call can be accessed until 11:59 p.m. ET on March 9, 2023. The replay dial-in numbers are as follows:
U.S./Canada dial-in: (866) 207-1041
International dial-in: (402) 970-0847
Passcode: 5156614
American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.
About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of nearly 225,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations website at www.americantower.com.

Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Gross Margin, Operating Profit, Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Nareit Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Consolidated Adjusted Funds From Operations (AFFO), AFFO attributable to American Tower Corporation common stockholders, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders per Share, Free Cash Flow, Net Debt and Net Leverage Ratio. In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.
These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.
Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. The Company's Non-GAAP and Defined Financial Measures may not be comparable to similarly titled measures used by other companies.
Revenue Components
In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings, (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; (vii) Foreign currency exchange impact; and (viii) Other revenue.
Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing sites and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.
New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their addition to our portfolio are not included in New Site Tenant Billings. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze the Company’s existing real estate portfolio growth as well as its development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.
Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their addition to the Company’s portfolio.
International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.
Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.
Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on its real estate portfolio (i.e. does not have a renewal option or escalation as our tenant leases do), the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.
Foreign currency exchange impact: The majority of the Company’s international revenue and operating expenses are denominated in each country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange rate fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.
Other revenue: Other revenue represents revenue not captured by the above listed items and can include items such as customer settlements, fiber solutions revenue and data centers revenue.

Non-GAAP and Defined Financial Measure Definitions
Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange rate fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.
Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.
New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.
Gross Margin: Revenues less operating expenses, excluding depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. Prior to the first quarter of 2021, stock-based compensation expense recorded in costs of operations was also excluded. The Company believes this measure provides valuable insight into the site-level profitability of its assets.
Operating Profit: Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.
Operating Profit Margin: The percentage that results from dividing Operating Profit by revenue.
Adjusted EBITDA: Net income before income (loss) from equity method investments, income tax benefit (provision), other income (expense), gain (loss) on retirement of long-term obligations, interest expense, interest income, other operating income (expense), depreciation, amortization and accretion and stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.
Nareit Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (Nareit), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion and dividends to noncontrolling interests, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interests. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Consolidated Adjusted Funds From Operations (AFFO): Nareit FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax and other income tax adjustments, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, (viii) other operating income (expense), and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interests, less cash payments related to capital improvements and cash payments related to corporate capital expenditures. The Company believes this measure provides valuable insight into the operating performance of its property assets by further adjusting the Nareit FFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may cause material fluctuations in Nareit FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of the Company’s property assets in those periods. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Consolidated AFFO, excluding the impact of noncontrolling interests on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO. The Company believes that providing this additional metric enhances transparency, given the minority interests in its European business.
Consolidated AFFO per Share: Consolidated AFFO divided by the diluted weighted average common shares outstanding.
AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.
Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including payments on finance leases and perpetual land easements. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.
Net Debt: Total long-term debt, including current portion and finance lease liabilities, less cash and cash equivalents.
Net Leverage Ratio: Net Debt divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2023 outlook and other targets, foreign currency exchange rates, our expectations regarding the potential impacts of the Adjusted Gross Revenue court ruling in India, including impacts on our customers’ payments, and factors that could affect such expectations, the creditworthiness and financial strength of our customers, including the expected impacts of payment shortfalls by VIL on our business and our operating results, our expectations regarding potential additional impairments in India and factors that could affect our expectations and our expectations regarding the leasing demand for communications real estate. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a significant decrease in leasing demand for our communications infrastructure would materially and adversely affect our business and operating results, and we cannot control that demand; (2) a substantial portion of our current and projected future revenue is derived from a small number of customers, and we are sensitive to adverse changes in the creditworthiness and financial strength of our customers; (3) if our customers consolidate their operations, exit their businesses or share site infrastructure to a significant degree, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected; (4) increasing competition within our industry may materially and adversely affect our revenue; (5) our expansion initiatives involve a number of risks and uncertainties, including those related to integrating acquired or leased assets, that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (6) new technologies or changes, or lack thereof, in our or a customer’s business model could make our communications infrastructure leasing business less desirable and result in decreasing revenues and operating results; (7) competition for assets could adversely affect our ability to achieve our return on investment criteria; (8) our leverage and debt service obligations, including during a rising interest rates environment, may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and to satisfy our distribution requirements; (9) rising inflation may adversely affect us by increasing costs beyond what we can recover through price increases; (10) restrictive covenants in the agreements related to our securitization transactions, our credit facilities and our debt securities could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (11) we may be adversely affected by changes in LIBOR reporting practices, the method in which LIBOR is determined or the use of alternative reference rates; (12) our business, and that of our customers, is subject to laws, regulations and administrative and judicial decisions, and changes thereto, that could restrict our ability to operate our business as we currently do or impact our competitive landscape; (13) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (14) we may be adversely affected by regulations related to climate change; (15) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (16) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (17) we could have liability under environmental and occupational safety and health laws; (18) our towers, fiber networks, data centers or computer systems may be affected by natural disasters (including as a result of climate change) and other unforeseen events for which our insurance may not provide adequate coverage or result in increased insurance premiums; (19) if we, or third parties on which we rely, experience technology failures, including cybersecurity incidents or the loss of personally identifiable information, we may incur substantial costs and suffer other negative consequences, which may include reputational damage; (20) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated; (21) if we are unable to protect our rights to the land under our towers and buildings in which our data centers are located, it could adversely affect our business and operating results; and (22) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from those towers will be eliminated. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information that will be provided in Item 1A of the Company’s upcoming 2022 Form 10-K, under the caption “Risk Factors.” We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,028.4	$1,949.9
Restricted cash	112.3	393.4
Accounts receivable, net	758.3	728.9
Prepaid and other current assets	723.3	657.2
Total current assets	3,622.3	3,729.4
PROPERTY AND EQUIPMENT, net	19,998.3	19,784.0
GOODWILL	12,956.7	13,350.1
OTHER INTANGIBLE ASSETS, net	17,983.3	20,727.2
DEFERRED TAX ASSET	129.2	131.6
DEFERRED RENT ASSET	3,039.1	2,539.6
RIGHT-OF-USE ASSET	8,918.9	9,225.1
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	546.7	400.9
TOTAL	$67,194.5	$69,887.9
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$218.6	$272.4
Accrued expenses	1,344.2	1,412.8
Distributions payable	745.3	642.1
Accrued interest	261.0	254.7
Current portion of operating lease liability	788.9	712.6
Current portion of long-term obligations	4,514.2	4,568.7
Unearned revenue	439.7	1,204.0
Total current liabilities	8,311.9	9,067.3
LONG-TERM OBLIGATIONS	34,156.0	38,685.5
OPERATING LEASE LIABILITY	7,591.9	8,041.8
ASSET RETIREMENT OBLIGATIONS	2,047.4	2,003.0
DEFERRED TAX LIABILITY	1,492.0	1,830.9
OTHER NON-CURRENT LIABILITIES	1,186.8	1,189.8
Total liabilities	54,786.0	60,818.3
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock	4.8	4.7
Additional paid-in capital	14,689.0	12,240.2
Distributions in excess of earnings	(2,101.9)	(1,142.4)
Accumulated other comprehensive loss	(5,718.3)	(4,738.9)
Treasury stock	(1,301.2)	(1,282.4)
Total American Tower Corporation equity	5,572.4	5,081.2
Noncontrolling interests	6,836.1	3,988.4
Total equity	12,408.5	9,069.6
TOTAL	$67,194.5	$69,887.9

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
REVENUES:
Property	$2,644.8	$2,378.0	$10,470.0	$9,109.6
Services	60.2	67.2	241.1	247.3
Total operating revenues	2,705.0	2,445.2	10,711.1	9,356.9
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property	782.1	705.3	3,156.4	2,585.3
Services	22.9	30.2	107.4	96.7
Depreciation, amortization and accretion	814.7	643.9	3,355.1	2,332.6
Selling, general, administrative and development expense(1)	224.3	215.9	972.3	811.6
Other operating expenses(2)	669.0	223.3	767.6	398.7
Total operating expenses	2,513.0	1,818.6	8,358.8	6,224.9
OPERATING INCOME	192.0	626.6	2,352.3	3,132.0
OTHER INCOME (EXPENSE):
Interest income	28.6	12.0	71.6	40.4
Interest expense	(303.5)	(224.1)	(1,136.5)	(870.9)
Loss on retirement of long-term obligations	—	(12.5)	(0.4)	(38.2)
Other (expense) income (including foreign currency (losses) gains of $(661.9), $135.8, $449.4, and $557.9, respectively)	(675.7)	126.5	433.7	566.1
Total other expense	(950.6)	(98.1)	(631.6)	(302.6)
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(758.6)	528.5	1,720.7	2,829.4
Income tax benefit (provision)(3)	42.0	(87.3)	(24.0)	(261.8)
NET (LOSS) INCOME	(716.6)	441.2	1,696.7	2,567.6
Net loss attributable to noncontrolling interests	32.8	12.2	69.1	0.1
NET (LOSS) INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$(683.8)	$453.4	$1,765.8	$2,567.7
NET (LOSS) INCOME PER COMMON SHARE AMOUNTS:
Basic net (loss) income attributable to American Tower Corporation common stockholders	$(1.47)	$1.00	$3.83	$5.69
Diluted net (loss) income attributable to American Tower Corporation common stockholders	$(1.47)	$0.99	$3.82	$5.66
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (in thousands):
BASIC	465,609	455,502	461,519	451,498
DILUTED	466,696	457,131	462,750	453,294

_______________
(1)Selling, general, administrative and development expense includes stock-based compensation expense of $31.2 million and $169.3 million for the three and twelve months ended December 31, 2022, respectively, and $21.5 million and $119.5 million for the three and twelve months ended December 31, 2021, respectively.
(2)Three and twelve months ended December 31, 2022 include approximately $642 million and $656 million, respectively, of impairment charges, primarily in India, as compared to impairment charges of approximately $127 million and $174 million for the three and twelve months ended December 31, 2021, respectively.
(3)Three and twelve months ended December 31, 2022 reflects income tax benefits associated with impairments, primarily in India.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Twelve Months Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,696.7	$2,567.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	3,355.1	2,332.6
Stock-based compensation expense	169.3	119.5
Loss on early retirement of long-term obligations	0.4	38.2
Other non-cash items reflected in statements of operations	93.9	(340.1)
Increase in net deferred rent balances	(499.8)	(465.6)
Right-of-use asset and Operating lease liability, net	(9.3)	(32.7)
Unearned revenue	(818.9)	743.8
Increase in assets	(274.7)	(224.9)
(Decrease) increase in liabilities	(16.5)	81.5
Cash provided by operating activities	3,696.2	4,819.9
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(1,873.6)	(1,376.7)
Payments for acquisitions, net of cash acquired	(549.0)	(19,303.9)
Proceeds from sales of short-term investments and other non-current assets	19.6	14.3
Payment for investments in equity securities	—	(25.0)
Deposits and other	47.8	(0.9)
Cash used for investing activities	(2,355.2)	(20,692.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings, net	28.8	—
Borrowings under credit facilities	4,190.0	12,856.9
Proceeds from issuance of senior notes, net	1,293.6	6,761.6
Proceeds from term loans	—	7,347.0
Repayments of notes payable, credit facilities, senior notes, secured debt, short-term borrowings, term loans and finance leases(1)	(9,625.5)	(13,178.1)
Contributions from noncontrolling interest holders	3,120.8	3,078.2
Distributions to noncontrolling interest holders	(10.9)	(223.2)
Purchases of common stock	(18.8)	—
Proceeds from stock options and employee stock purchase plan	32.4	96.8
Distributions paid on common stock	(2,630.4)	(2,271.0)
Proceeds from the issuance of common stock, net	2,291.7	2,361.8
Payment for early retirement of long-term obligations	—	(74.0)
Deferred financing costs and other financing activities(2)	(94.9)	(155.8)
Purchases of redeemable noncontrolling interests	—	(175.7)
Cash (used for) provided by financing activities	(1,423.2)	16,424.5
Net effect of changes in foreign currency exchange rates on cash and cash equivalents, and restricted cash	(120.4)	(70.3)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH	(202.6)	481.9
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	2,343.3	1,861.4
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$2,140.7	$2,343.3
CASH PAID FOR INCOME TAXES, NET(3)	$322.3	$225.2
CASH PAID FOR INTEREST	$1,088.6	$791.2
_______________
(1)Twelve months ended December 31, 2022 and December 31, 2021 include $6.7 million and $5.4 million of finance lease payments, respectively.
(2)Twelve months ended December 31, 2022 and December 31, 2021 include $36.7 million and $35.2 million of perpetual land easement payments, respectively.
(3)Twelve months ended December 31, 2022 includes $48.3 million related to the Global Tower Partners (“GTP”) one-time cash settlement. In 2015, the Company incurred charges in connection with certain tax elections wherein MIP Tower Holdings LLC, parent company to GTP, would no longer operate as a separate REIT for federal and state income tax purposes. The Company finalized a settlement related to this tax election in the twelve month period ended December 31, 2022.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

	Three Months Ended December 31, 2022
	Property								Services	Total
	U.S. & Canada	Latin America	Asia-Pacific	Africa	Europe	Total International(1)	Data Centers(2)	Total Property
Segment revenues	$1,279	$427	$231	$336	$174	$1,169	$198	$2,645	$60	$2,705
Segment operating expenses	214	132	169	116	69	485	83	782	23	805
Segment Gross Margin	$1,065	$295	$62	$220	$105	$683	$115	$1,863	$37	$1,900
Segment SG&A(3)	49	26	4	16	11	58	16	123	6	128
Segment Operating Profit	$1,016	$269	$58	$204	$94	$626	$99	$1,740	$32	$1,772
Segment Operating Profit Margin	79%	63%	25%	61%	54%	54%	50%	66%	52%	65%

Growth Metrics
Revenue Growth	3.8%	14.8%	(24.4)%	27.0%	(7.2)%	3.4%	1,174.2%	11.2%	(10.4)%	10.6%
Total Tenant Billings Growth	3.9%	6.6%	6.4%	12.1%	8.4%	8.3%	N/A	5.7%
Organic Tenant Billings Growth	4.1%	6.4%	2.5%	7.0%	5.9%	5.6%	N/A	4.7%

Revenue Components(4)
Prior-Year Tenant Billings	$1,065	$244	$158	$188	$119	$708	$—	$1,772
Colocations/Amendments	43	8	8	14	3	34	—	77
Escalations	31	22	3	10	5	40	—	72
Cancellations	(29)	(15)	(7)	(12)	(1)	(35)	—	(63)
Other	(2)	0	0	0	(0)	0	—	(2)
Organic Tenant Billings	$1,109	$259	$162	$201	$126	$747	$—	$1,856
New Site Tenant Billings	(2)	1	6	9	3	19	—	17
Total Tenant Billings	$1,107	$260	$168	$210	$128	$766	$—	$1,873
Foreign Currency Exchange Impact(5)	(0)	5	(15)	(27)	(14)	(51)	—	(52)
Total Tenant Billings (Current Period)	$1,107	$265	$153	$183	$114	$715	$—	$1,822

Straight-Line Revenue	144	(2)	(11)	11	1	(1)	6	149
Pre-paid Amortization Revenue	24	0	—	0	4	4	—	29
Other Revenue	4	55	(26)	34	8	72	191	267
International Pass-Through Revenue	—	104	123	137	55	419	—	419
Foreign Currency Exchange Impact(6)	(0)	4	(7)	(29)	(8)	(40)	—	(40)
Total Property Revenue (Current Period)	$1,279	$427	$231	$336	$174	$1,169	$198	$2,645
_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(3)Excludes stock-based compensation expense.
(4)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(5)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(6)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended December 31, 2021
	Property								Services	Total
	U.S. & Canada	Latin America	Asia-Pacific	Africa	Europe	Total International(1)	Data Centers(2)	Total Property
Segment revenues	$1,232	$372	$306	$264	$188	$1,131	$16	$2,378	$67	$2,445
Segment operating expenses	226	121	178	91	83	474	6	705	30	736
Segment Gross Margin	$1,007	$251	$128	$173	$105	$657	$10	$1,673	$37	$1,710
Segment SG&A(3)	51	25	20	19	16	80	3	133	4	137
Segment Operating Profit	$956	$226	$108	$154	$89	$577	$7	$1,540	$33	$1,573
Segment Operating Profit Margin	78%	61%	35%	58%	47%	51%	45%	65%	49%	64%

Growth Metrics
Revenue Growth	1.2%	14.3%	10.8%	10.8%	350.8%	28.1%	N/A	13.3%	193.4%	15.2%
Total Tenant Billings Growth	3.2%	16.0%	5.5%	14.7%	247.4%	27.1%	N/A	11.7%
Organic Tenant Billings Growth	(0.5)%	7.4%	1.3%	7.3%	6.6%	5.7%	N/A	1.7%

Revenue Components(4)
Prior-Year Tenant Billings	$1,032	$216	$151	$166	$35	$568	$—	$1,600
Colocations/Amendments	34	9	11	11	3	34	—	68
Escalations	29	12	3	7	0	23	—	52
Cancellations	(67)	(6)	(12)	(7)	(1)	(26)	—	(93)
Other	(2)	1	(0)	1	(0)	1	—	(1)
Organic Tenant Billings	$1,026	$232	$153	$178	$37	$601	$—	$1,627
New Site Tenant Billings	39	19	6	12	84	122	—	161
Total Tenant Billings	$1,065	$250	$160	$190	$122	$722	$—	$1,787
Foreign Currency Exchange Impact(5)	0	(7)	(2)	(3)	(3)	(15)	—	(15)
Total Tenant Billings (Current Period)	$1,065	$244	$158	$188	$119	$708	$—	$1,772

Straight-Line Revenue	134	3	1	2	1	7	—	142
Pre-paid Amortization Revenue	36	1	—	0	2	3	—	39
Other Revenue	(3)	25	6	2	2	35	16	48
International Pass-Through Revenue	—	101	143	75	62	382	—	382
Foreign Currency Exchange Impact(6)	(0)	(2)	(2)	(3)	2	(5)	—	(5)
Total Property Revenue (Current Period)	$1,232	$372	$306	$264	$188	$1,131	$16	$2,378
_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(3)Excludes stock-based compensation expense.
(4)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(5)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(6)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Twelve Months Ended December 31, 2022
	Property								Services	Total
	U.S. & Canada	Latin America	Asia-Pacific	Africa	Europe	Total International(1)	Data Centers(2)	Total Property
Segment revenues	$5,006	$1,692	$1,077	$1,193	$736	$4,697	$767	$10,470	$241	$10,711
Segment operating expenses	845	527	698	445	320	1,989	322	3,156	107	3,264
Segment Gross Margin	$4,161	$1,165	$379	$747	$416	$2,708	$445	$7,314	$134	$7,447
Segment SG&A(3)	183	108	69	80	52	309	64	556	22	579
Segment Operating Profit	$3,978	$1,058	$310	$667	$364	$2,399	$381	$6,757	$111	$6,869
Segment Operating Profit Margin	79%	63%	29%	56%	49%	51%	50%	65%	46%	64%

Growth Metrics
Revenue Growth	1.7%	15.5%	(10.2)%	18.6%	48.3%	12.7%	3,204.3%	14.9%	(2.5)%	14.5%
Total Tenant Billings Growth	1.1%	11.2%	6.3%	13.7%	56.2%	16.4%	N/A	6.9%
Organic Tenant Billings Growth	1.1%	7.9%	2.6%	7.7%	8.4%	6.6%	N/A	3.2%

Revenue Components(4)
Prior-Year Tenant Billings	$4,369	$959	$625	$735	$331	$2,650	$—	$7,019
Colocations/Amendments	149	35	36	55	13	139	—	288
Escalations	132	87	12	40	20	158	—	290
Cancellations	(224)	(48)	(30)	(39)	(5)	(122)	—	(347)
Other	(6)	2	(1)	0	0	2	—	(5)
Organic Tenant Billings	$4,419	$1,035	$641	$792	$358	$2,826	$—	$7,245
New Site Tenant Billings	(2)	32	23	44	158	257	—	255
Total Tenant Billings	$4,417	$1,066	$665	$836	$516	$3,083	$—	$7,500
Foreign Currency Exchange Impact(5)	(0)	1	(39)	(72)	(51)	(161)	—	(161)
Total Tenant Billings (Current Period)	$4,416	$1,068	$626	$764	$465	$2,923	$—	$7,339

Straight-Line Revenue	461	(3)	(8)	28	4	21	20	502
Pre-paid Amortization Revenue	100	3	—	1	12	16	—	116
Other Revenue	30	196	(46)	15	20	185	746	961
International Pass-Through Revenue	—	425	528	438	252	1,643	—	1,643
Foreign Currency Exchange Impact(6)	(0)	3	(23)	(53)	(17)	(91)	—	(91)
Total Property Revenue (Current Period)	$5,006	$1,692	$1,077	$1,193	$736	$4,697	$767	$10,470
_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(3)Excludes stock-based compensation expense.
(4)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(5)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(6)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Twelve Months Ended December 31, 2021
	Property								Services	Total
	U.S. & Canada	Latin America	Asia-Pacific	Africa	Europe	Total International(1)	Data Centers(2)	Total Property
Segment revenues	$4,920	$1,465	$1,199	$1,006	$496	$4,166	$23	$9,110	$247	$9,357
Segment operating expenses	854	458	724	346	194	1,723	9	2,585	97	2,682
Segment Gross Margin	$4,067	$1,007	$475	$659	$302	$2,444	$14	$6,524	$151	$6,675
Segment SG&A(3)	177	104	73	72	42	292	6	474	16	491
Segment Operating Profit	$3,890	$903	$402	$587	$260	$2,152	$8	$6,050	$134	$6,184
Segment Operating Profit Margin	79%	62%	34%	58%	52%	52%	35%	66%	54%	66%

Growth Metrics
Revenue Growth	8.9%	16.5%	5.2%	13.0%	231.7%	21.2%	N/A	14.5%	181.3%	16.4%
Total Tenant Billings Growth	7.0%	13.5%	3.8%	14.2%	151.3%	19.1%	N/A	11.3%
Organic Tenant Billings Growth	2.9%	7.7%	(0.3)%	8.1%	5.0%	5.5%	N/A	3.8%

Revenue Components(4)
Prior-Year Tenant Billings	$4,081	$849	$601	$640	$130	$2,221	$—	$6,302
Colocations/Amendments	129	34	48	40	8	130	—	260
Escalations	122	45	12	27	2	85	—	207
Cancellations	(124)	(17)	(61)	(19)	(3)	(100)	—	(225)
Other	(8)	3	(1)	4	0	6	—	(2)
Organic Tenant Billings	$4,201	$915	$599	$692	$136	$2,342	$—	$6,543
New Site Tenant Billings	168	49	25	39	190	303	—	471
Total Tenant Billings	$4,369	$964	$624	$731	$326	$2,645	$—	$7,014
Foreign Currency Exchange Impact(5)	0	(5)	1	4	5	5	—	5
Total Tenant Billings (Current Period)	$4,369	$959	$625	$735	$331	$2,650	$—	$7,019

Straight-Line Revenue	425	14	5	14	6	40	—	465
Pre-paid Amortization Revenue	133	2	—	1	7	11	—	144
Other Revenue	(7)	127	19	0	20	167	23	183
International Pass-Through Revenue	—	364	548	256	130	1,298	—	1,298
Foreign Currency Exchange Impact(6)	(0)	(1)	1	(1)	2	1	—	1
Total Property Revenue (Current Period)	$4,920	$1,465	$1,199	$1,006	$496	$4,166	$23	$9,110
_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(3)Excludes stock-based compensation expense.
(4)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(5)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(6)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in millions, except share and per share data, totals may not add due to rounding.)

The reconciliation of Adjusted EBITDA to net income and the calculation of Adjusted EBITDA Margin are as follows:
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net (loss) income	$(716.6)	$441.2	$1,696.7	$2,567.6
Income tax (benefit) provision	(42.0)	87.3	24.0	261.8
Other expense (income)	675.7	(126.5)	(433.7)	(566.1)
Loss on retirement of long-term obligations	—	12.5	0.4	38.2
Interest expense	303.5	224.1	1,136.5	870.9
Interest income	(28.6)	(12.0)	(71.6)	(40.4)
Other operating expenses	669.0	223.3	767.6	398.7
Depreciation, amortization and accretion	814.7	643.9	3,355.1	2,332.6
Stock-based compensation expense	31.2	21.5	169.3	119.5
Adjusted EBITDA	$1,706.9	$1,515.3	$6,644.3	$5,982.8
Total revenue	$2,705.0	$2,445.2	10,711.1	9,356.9
Adjusted EBITDA Margin	63%	62%	62%	64%

The reconciliation of Nareit FFO attributable to American Tower Corporation common stockholders to net income and the calculation of Consolidated AFFO, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are as follows:
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net (loss) income	$(716.6)	$441.2	$1,696.7	$2,567.6
Real estate related depreciation, amortization and accretion	752.8	576.8	3,108.9	2,093.5
Losses from sale or disposal of real estate and real estate related impairment charges	651.4	132.8	684.3	197.7
Dividends to noncontrolling interests(1)	(13.5)	(2.6)	(22.2)	(2.6)
Adjustments for unconsolidated affiliates and noncontrolling interests	(61.1)	(43.2)	(188.2)	(102.9)
Nareit FFO attributable to AMT common stockholders	$613.0	$1,105.0	$5,279.5	$4,753.3
Straight-line revenue	(149.4)	(141.3)	(499.8)	(465.6)
Straight-line expense	8.9	9.3	39.6	52.7
Stock-based compensation expense	31.2	21.5	169.3	119.5
Deferred portion of income tax and other income tax adjustments	(119.8)	(16.8)	(298.3)	36.6
GTP one-time cash tax settlement	1.7	—	48.3	—
Non-real estate related depreciation, amortization and accretion	61.9	67.1	246.2	239.1
Amortization of deferred financing costs, debt discounts and premiums and long-term deferred interest charges	11.8	12.7	47.5	40.1
Other expense (income)(2)	675.7	(126.5)	(433.7)	(566.1)
Loss on retirement of long-term obligations	—	12.5	0.4	38.2
Other operating expense(3)	17.6	90.5	83.3	201.0
Capital improvement capital expenditures	(64.7)	(76.6)	(176.2)	(170.4)
Corporate capital expenditures	(2.1)	(4.3)	(9.4)	(8.0)
Adjustments for unconsolidated affiliates and noncontrolling interests	61.1	43.2	188.2	102.9
Consolidated AFFO	$1,146.9	$996.3	$4,684.9	$4,373.3
Adjustments for unconsolidated affiliates and noncontrolling interests(4)	(54.1)	(38.2)	(168.2)	(96.8)
AFFO attributable to AMT common stockholders	$1,092.8	$958.1	$4,516.7	$4,276.5
Divided by weighted average diluted shares outstanding (in thousands)	466,696	457,131	462,750	453,294
Consolidated AFFO per Share	$2.46	$2.18	$10.12	$9.65
AFFO attributable to AMT common stockholders per Share	$2.34	$2.10	$9.76	$9.43
_______________
(1)For the twelve months ended December 31, 2022, includes $16.7 million of distributions related to the outstanding Stonepeak mandatorily convertible preferred equity and dividends of $5.5 million paid to PGGM.
(2)Three and twelve months ended December 31, 2022 include (losses) gains on foreign currency exchange rate fluctuations of $(661.9) million and $449.4 million, respectively. Three and twelve months ended December 31, 2021 include gains on foreign currency exchange rate fluctuations of $135.8 million and $557.9 million, respectively.
(3)Primarily includes acquisition-related costs and integration costs.
(4)Includes adjustments for the impact on both Nareit FFO attributable to American Tower Corporation common stockholders as well as the other line items included in the calculation of Consolidated AFFO.